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                                                                    EXHIBIT 23.2

              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

      On June 27, 2002, the Board of Directors of Novadigm, Inc. (the "Company"), upon recommendation of the Audit Committee, appointed KPMG to replace Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants. Representatives of Arthur Andersen are not available to provide an updated written consent required for the incorporation by reference of Arthur Andersen's audit report with respect to the Company's financial statements as of March 31, 2002 and for the fiscal years ended March 31, 2002 and March 31, 2001, included in this Annual Report on Form 10-K for the fiscal year ended March 31, 2003, into registration statements filed by the Company and declared effective under the Securities Act of 1933, as amended (the "Securities Act"). Because, after reasonable effort, the Company is unable to obtain Arthur Andersen's written consent to such incorporation by reference of their report, Rule 437a under the Securities Act permits the Company to omit Arthur Andersen's updated written consent from this filing.

      Section 11(a) of the Securities Act provides that, if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

      While Arthur Andersen did consent to the incorporation by reference of its audit report with respect to the Company's financial statements as of March 31, 2002 and for the fiscal years ended March 31, 2002 and March 31, 2001, contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, into registration statements filed by the Company and declared effective under the Securities Act, as noted above, Arthur Andersen has not consented to the incorporation by reference of such audit report contained in this Annual Report on Form 10-K for the fiscal year ended March 31, 2003. As a result, with respect to such registration statements, the Company's investors may not be able to recover against Arthur Andersen under Section 11(a) of the Securities Act, or the lack of a currently dated consent may limit the time in which any liability under Section 11(a) could be asserted against Arthur Andersen.